Exhibit 10.1

A NiSource Company

1700 MacCorkle Ave SE
PO Box 1273
Charleston, WV 25325-1273
Customer Services
June 30, 2009
Ms. Nimmie Hickman
Washington Gas Light Company
6801 Industrial Park
Springfield, VA 22151

Re:	FSS Service Agreement No. 4409 FTS Service Agreement No. 4484 SST Service Agreement No. 100303
Dear Ms. Hickman:
Enclosed for your file are fully executed originals of the above-referenced agreements.
If you should have any questions, please feel free to contact me at (304) 357-3705.
Sincerely,

Jackie R. Sydnor
Team Leader, Customer Services
Enclosures
JRS:seb

Service Agreement No. 4409
Control No.
FSS SERVICE AGREEMENT
THIS AGREEMENT, made and entered into this 31 day of October 2008, by and between:
COLUMBIA GAS TRANSMISSION, LLC
(“Transporter”)
AND
Washington Gas Light Company
(“Shipper”)
WITNESSETH: That in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
Section 1. Service to be Rendered. Transporter shall perform and Shipper shall receive service in accordance with the provisions of the effective FSS Rate Schedule and applicable General Terms and Conditions of Transporter’s FERC Gas Tariff, Second Revised Volume No, 1 (Tariff), on file with the Federal Energy Regulatory Commission (Commission), as the same may be amended or superseded in accordance with the rules and regulations of the Commission. Transporter shall store quantities up to but not exceeding Shipper’s Storage Contract Quantity as specified in Appendix A, as the same may be amended from time to time by agreement between Shipper and Transporter, or in accordance with the rules and regulations of the Commission. Service hereunder shall be provided subject to the provisions of Part 284,223 of Subpart G of the Commission’s regulations. Shipper warrants that service hereunder is being provided on behalf of Shipper.
Section 2. Term. Service under this Agreement shall commence as of November 1, 2008, and shall continue in full force and effect until March 31, 2022. Pre-granted abandonment shall apply upon termination of this Agreement, subject to any right of first refusal Shipper may have under Commission’s regulations and Transporter’s Tariff.
Section 3. Rates. Shipper shall pay the charges and furnish the Retainage as described in the above referenced Rate Schedule, unless otherwise agreed to by the parties in writing and specified as an amendment to this Service Agreement. Transporter may agree to discount its rate to Shipper below Transporter’s maximum rate, but not less than Transporter’s minimum rate. Such discounted rate may apply to: a) specified quantities (contract demand or commodity quantities): b) specified quantities above or below a certain level or all quantities if quantities exceed a certain level; c) quantities during specified time periods; d) quantities at specified points, locations, or other defined geographical areas; and e) that a specified discounted rate will apply in a specified relationship to the quantities actually transported (i.e., that the reservation charge will be adjusted in a specified relationship to quantities actually transported). In addition, the discount agreement may include a provision that if one rate component which was at or below the applicable maximum rate at the time the discount agreement was executed subsequently exceeds the applicable maximum rate due to a change in Transporter’s maximum rate so that such rate component must be adjusted downward to equal the new applicable maximum rate, then other rate components may be adjusted upward to achieve the agreed overall rate, so long as none of the resulting rate components exceed the maximum rate applicable to that rate component. Such changes to rate components shall be applied protectively, commencing with the date a Commission order accepts revised tariff sheets. However, nothing contained herein shall be construed to alter a refund obligation under applicable law for any period during which rates which had been charged under a discount agreement exceeded rates which ultimately are found to be just and reasonable.

Service Agreement No. 4409
Control No.
FSS SERVICE AGREEMENT
Section 4. Notices. Notices to Transporter under this Agreement shall be addressed to it at Post Office Box 1273, Charleston, West Virginia 25325-1273, Attention: Manager — Customer Services and notices to Shipper shall be addressed to it at:
Washington Gas Light Company
6801 Industrial Pk
Springfield, VA 22151
Attention: Nimmie Hickman
until changed by either party by written notice.
Section 5. Superseded Agreements. This Service Agreement supersedes and cancels, as of the effective date hereof, the following Service Agreements: N/A

WASHINGTON GAS LIGHT COMPANY		COLUMBIA GAS TRANSMISSION, LLC

By	/s/ Terry D. McCallister	By	/s/ Mark S. Wilke
	Terry D. McCallister		Mark S. Wilke
Title	President & COO	Title	Director, Commercial Services

Revision No. 0
Appendix A to Service Agreement No. 4409
Under Rate Schedule FSS
between Columbia Gas Transmission, LLC (Transporter)
and Washington Gas Light Company (Shipper)

			Maximum Daily Storage
Begin Date	End Date	Storage Contract Quantity Dth	Quantity Dth/Day

November 1, 2008	March 31, 2016	24,857,198	396,650

April 1, 2016	March 31, 2018	18,642,930	297,488

April 1, 2018	March 31, 2020	12,428,662	198,326

April 1, 2020	March 31, 2022	6,214,394	99,164
CANCELLATION OF PREVIOUS APPENDIX A
☐ Yes ☑ No (Check applicable blank) Transporter and Shipper have mutually agreed to a Regulatory Restructuring Reduction Option pursuant to Section 42 of the General Terms and Conditions of Transporter’s FERC Gas Tariff.
☐ Yes ☑ No (Check applicable blank) Shipper has a contractual right of first refusal equivalent to the right of first refusal set forth from time to time in Section 4 of the General Terms and Conditions of Transporter’s FERC Gas Tariff.
Service pursuant to this Appendix A, Revision No. 0 shall be effective from November 1, 2008 through March 31, 2022.
☐ Yes ☑ No (Check applicable blank) This Appendix A, Revision No. 0 shall cancel and supersede the previous Appendix A, Revision No.      , effective as of                     , 20    , to the Service Agreement referenced above.
☐ Yes ☑ No (Check applicable blank) This Service Agreement covers interim capacity sold pursuant to the provisions of General Terms and Conditions Section 4.2(j). Right of first refusal rights, if any, applicable to this interim capacity are limited as provided for in General Terms and Conditions Section 4.2(j).
With the exception of this Appendix A, Revision No. 0, all other terms and conditions of said Service Agreement shall remain in full force and effect.

Washington Gas Light Company		Columbia Gas Transmission, LLC

By:	/s/ Terry D. McCallister	By:	/s/ Mark S. Wilke
	Terry D. McCallister	Its:	Director, Commercial Services
Its:	President & COO	Date:	6-12-09
Date: